SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (this "**Second Amendment**"), dated as of January 28, 2010, for reference purposes only, is entered into by and between Health Research Association, Inc., a California non-profit public benefit corporation ("**Landlord**") and Response Genetics, Inc., a Delaware corporation ("**Tenant**").

RECITALS

A. Landlord and Tenant entered into an Office Lease Agreement dated as of September 16, 2004, as amended by that certain First Amendment to Office Lease dated February 1, 2006 (collectively, the "**Lease**"), for those certain premises known as Suites 600, 620, 701 and 400C (collectively, the "**Premises**"), located at 1640 Marengo Blvd., Los Angeles, California, 90033, all as more particularly set forth in the Lease.

B. Thereafter, with Landlord's verbal approval, Tenant subdivided Suite 400C originally containing approximately 1,105 square feet, into two (2) spaces, one (1) space comprising approximately 636 square feet, now referred to as Suite 400.2 (the "**Relinquished Space**"), and one (1) space comprising approximately 469 square feet, remaining as Suite 400 (the "**Occupied Space**").

C. Additionally, Landlord agreed to provide Tenant space adjacent to Suite 701, commonly known as Suite 702, comprising approximately 462 square feet (the "**Exchanged Space**"), in exchange for the Relinquished Space.

D. Furthermore, Tenant wishes to increase the Premises with that certain space located on the 4th floor of the Building, commonly known as Suite 410, comprising approximately 4,006 square feet (the "**Expansion Space**"), which has been vacated by the former tenant. Some tenant improvements need to be made to the Expansion Space which shall be performed and paid for by Landlord as set forth below and Tenant shall occupy and commence paying Rent on the Expansion Space not later than February 1, 2010.

E. Landlord and Tenant acknowledge that the Lease currently in effect shall terminate on January 31, 2010; however, by the specific terms and conditions as set forth in this Second Amendment, the Term of the Lease shall be so extended. In the event that Tenant wishes to remain at the Building following the extension of the Term as set forth in this Second Amendment, then in such case, Landlord and Tenant shall, prior to the expiration of the Lease as amended by this Second Amendment, execute a new Lease.

F. Landlord and Tenant mutually desire to amend the Lease to memorialize the above described past activities and to account for the increase of the Premises by the Expansion Space, all in accordance with the terms and conditions hereof.

NOW THEREFORE, for good and valuable consideration received to the full satisfaction of the parties hereto, Landlord and Tenant do hereby covenant and agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated into and made a part of this Second Amendment by this reference.

2. Definitions. All capitalized terms in this Second Amendment (including the Recitals), shall have the same meanings ascribed thereto in the Lease, unless otherwise provided for herein.

3. Effective Date. This Second Amendment shall be effective as of February 1, 2010 (the "**Effective Date**"). As of the Effective Date, the Lease shall be deemed amended by this Second Amendment and, as so amended, shall continue in full force and effect.

4. Subdivision of Suite 400C. Landlord agrees and acknowledges that it verbally approved Tenant's prior request to subdivide Suite 400C into two (2) separate areas, Suite 400 now containing approximately 469 square feet, and Suite 400.2 containing approximately 636 square feet, and Landlord now confirms the same in writing.

5. Relinquished Space and Exchanged Space. As of the Effective Date, the Premises shall be reduced by the Relinquished Space and increased by the Exchanged Space. As such, Landlord and Tenant acknowledge and agree that the net result to Tenant shall be a decrease in the total square footage of the Premises in the amount of approximately 174 square feet. Accordingly, after the aforesaid increase and reduction, the total square footage of the Premises after accounting for the Relinquished Space and the Exchanged Space is acknowledged and agreed by Landlord and Tenant to be approximately 11,097 square feet (calculated as follows: 9,318 s.f. (Suite 600 and 620) plus 848 s.f. (Suite 701) plus 462 s.f. (Suite 702) plus 469 s.f. (Suite 400) = 11,097 s.f.). Once the Expansion Space is added to the Premises, the total square footage of the Premises shall be 15,103 square feet (calculated as follows: 11,097 s.f. plus 4,006 s.f. (Suite 410)).

6. Expansion Space; Improvements; Rent. Tenant wishes to increase the Premises with the Expansion Space which space was vacated by the former tenant of the space. Prior to the Effective date of this Second Amendment, Landlord shall, at its expense (a) paint Suite 410; (b) carpet a portion of Suite 410; and (c) replace certain windows in Suite 410 in order to restore it to its original condition. Once the above referenced improvements are made to the Expansion Space and completed, Tenant shall occupy and commence paying Rent on the Expansion Space, but in no event shall the commencement of Rent for the Expansion Space be later than February 1, 2010 in accordance with Paragraph 8 below.

7. Term. The Commencement Date of the Term for the entire Premises, including both the Exchanged Space and the Expansion Space shall be February 1, 2010, and shall terminate on March 31, 2011, unless a new Lease is executed by the parties.

8. Base Rent. Commencing on February 1, 2010, and for the entire balance of the Term, the monthly Base Rent with regard to the entire Premises, including the Exchanged Space and the Expansion Space, shall be Thirty Six Thousand Two Hundred Forty Seven Dollars, twenty cents ($36,247.20) per month (calculated as 15,103 square feet multiplied by $2.40).

9. Additional Parking. As of the Effective Date, Tenant shall be entitled to use seven (7) additional non-reserved parking spaces at the Building which brings the total number of

parking spaces for Tenant to thirty (30). The cost for each such parking space shall be Fifty Dollars ($50.00) per month, per space, for a total of One Thousand Five Hundred Dollars ($1,500.00) per month, payable as Additional Rent on the first day of each month along with the Base Rent.

10. New Lease. If Tenant wishes to remain at the Building following the expiration of the Term as set forth in Paragraph 7 above, then in such case, and prior to the expiration of the Term, Landlord and Tenant shall execute a new Lease.

11. Effect of Second Amendment. Except as specifically modified by this Second Amendment, all of the terms and conditions of the Lease shall continue in full force and effect. In the event of any conflict between the terms of this Second Amendment and the terms of the Lease, the terms of this Second Amendment shall prevail.

12. Counterparts. This Second Amendment may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Each party may execute a facsimile counterpart signature page, which shall constitute a valid and binding obligation of the party signing such facsimile counterpart. Any party signing by facsimile agrees promptly to furnish to the other party, upon request, an original counterpart of this Second Amendment.

13. Entire Agreement. This Second Amendment contains the entire understanding and agreement between the parties relating to the matters covered hereby and supersedes all prior or contemporaneous negotiations, arrangements, agreements, understandings, representations, and statements, whether oral or written, with respect to the matters covered hereby, all of which are merged herein and shall be of no further force or effect whatsoever.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment as of the day and year first above written.

Landlord

HEALTH RESEARCH ASSOCIATION, INC.,
a California non-profit public benefit corporation

By: ______________________
Dennis M. Lee
Its: Chief Financial Officer

Tenant

RESPONSE GENETICS, INC.,
a Delaware corporation

By: ______________________
Thomas Stankovich
Its: Chief Financial Officer